Exhibit 8.1


                        [ROSENFELD, MEYER & SUSMAN, LLP]

                                 ________, 1996


The Samuel Goldwyn Company
10203 Santa Monica Boulevard
Los Angeles, CA 90067

Ladies and Gentlemen:

     You have requested our opinion as to whether the proposed merger of SGC Merger Corp. ("SGC Mergerco") with and into The Samuel Goldwyn Company ("Goldwyn"), with Goldwyn being the surviving corporation (the "Goldwyn Merger"), will constitute a reorganization for United States federal income tax purposes within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     In reaching the opinions expressed below, we have reviewed and relied on
(i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 31, 1996, as amended, by and among Metromedia International Group, Inc. ("MIG"), SGC Mergerco and Goldwyn, (ii) the amended Proxy Statement/Prospectus (the "Proxy Statement") filed with the Securities and Exchange Commission on May ___, 1996, and as further amended to date, (iii) the representation letters dated the date hereof addressed to us in connection with the opinion set forth below from Goldwyn and MIG, and (iv) such other information and materials as we have deemed appropriate.

     We have assumed that the Merger Agreement has been duly executed by the parties thereto and constitutes the valid and legally binding obligation of such parties, that the Merger Agreement has not been amended or modified, that the parties to the Merger Agreement will act in accordance therewith, and that there are no other agreements or understandings among the parties in connection with the subject matter thereof. All capitalized terms used herein without definition have the meanings assigned to them in the Proxy Statement.

     Based upon and subject to the foregoing, it is our opinion that:

     (i) The Goldwyn Merger will qualify as a reorganization within the meaning of section 368(a) of the Code.


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     (ii) No gain loss will be recognized by a stockholder of Goldwyn upon receipt of shares of Common Stock in exchange for shares of Goldwyn Common Stock, except as described in (iii) below.

     (iii) Each stockholder of Goldwyn who receives cash proceeds from the sale of fractional interests in shares of Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such stockholder's fractional share interests. Any such gain or loss recognized as described in this paragraph will constitute capital gain or loss if the stockholder's shares of Goldwyn Common Stock were held as a capital asset at the time of the Goldwyn Merger.

     (iv) The tax basis of the shares of Common Stock (including fractional share interests for which cash is ultimately received) received by a stockholder of Goldwyn will be the same as the tax basis of the shares of Goldwyn Common Stock exchanged therefor.

     (v) The holding period of Common Stock in the hands of a stockholder of Goldwyn will include the holding period of the shares of Goldwyn Common Stock exchanged therefor, provided that such shares were held as a capital asset at the time of the Goldwyn Merger.

     (vi) No gain or loss will be recognized by Goldwyn as a result of the Goldwyn Merger.

     We express no opinion concerning any United States, state, local or foreign tax matter relating to the Goldwyn Merger and the other transactions described in the Proxy Statement, except as expressly set forth above. In addition, we express no opinion concerning the tax consequences that may be relevant to particular categories of stockholders of Goldwyn subject to special treatment under certain federal income tax laws, such as but not limited to dealers in securities, banks, insurance companies, foreign individuals and entities and regulated investment companies or to employees holding Goldwyn options.

     The above opinions are based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this opinion.


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     This letter is furnished by us solely for your benefit and the benefit of holders of outstanding Goldwyn Common Stock and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and consent to the reference to our firm in the section of the Proxy Statement captioned "Certain Federal Income Tax Consequences -- The Goldwyn Merger."


                                      Very truly yours,



                                      ROSENFELD, MEYER & SUSMAN, LLP